Exhibit 99.1

CVSL AND THE LONGABERGER COMPANY SIGN

LETTER OF INTENT FOR LONGABERGER TO JOIN CVSL

For immediate release

Dallas, TX and Newark, OH (January 11, 2013) —

Ohio-based The Longaberger Company and Computer Vision Systems Laboratories, Corp. (stock symbol: CVSL) have signed a letter of intent (LOI) for CVSL to acquire a controlling voting interest in Longaberger.  According to the LOI, Longaberger would become part of CVSL’s strategy of growing in the direct selling channel.  Longaberger’s revenues last year exceeded $100 million.

“This is great news for the Longaberger Company as we celebrate its 40th anniversary in 2013,” said Tami Longaberger, President and CEO of The Longaberger Company. “From the day my father founded our company, it was a dream of his that someday we could give our sales force and employees and customers the opportunity to become owners in our company.  That wasn’t possible for us as a private company, but now that dream can come true,” said Ms. Longaberger.

“This opportunity also will help us continue The Longaberger Company’s momentum by giving us the prospect of access to more capital for growth, additional resources and access to new markets,” she noted.  “We’ve always been leaders in direct selling.  I’m thrilled that now, yet again, our company is leading the way where others will follow.  I know that Dad would be beaming with pride.”

As previously announced, Ms. Longaberger joined CVSL’s board of directors on December 3.  Under the terms of the LOI announced today, Ms. Longaberger has begun the process to convert her shares of The Longaberger Company stock into shares of CVSL stock, pursuant to a definitive agreement yet to be negotiated.  This conversion would give CVSL a controlling voting interest in Longaberger and is subject to lender, shareholder, and regulatory approvals.

CVSL’s chairman is John Rochon, a long-time leader in the direct selling industry, former chairman of Mary Kay Inc. and former general partner of a group that at one time was the largest shareholder in Avon Products.  Mr. Rochon is chairman of Dallas-based Richmont Holdings, Inc.  In September, Mr. Rochon announced plans for CVSL to become a public company “docking station” for multiple direct selling companies.

“I am excited to be part of this planned venture alongside John Rochon, who is such an innovative leader in direct selling,” Ms. Longaberger added. “In today’s world, the strongest companies form partnerships to become even stronger.  This is the perfect partnership for us.  We see great things ahead for CVSL.  By participating in the CVSL growth strategy, the Longaberger business can gain new advantages and resources.  This is another step forward for Longaberger during a time of major progress for us, such as our new made in America strategy, our improved career plan and our increased sales and recruiting results.”

“Longaberger is a true gem – a great American company with five generations of family heritage,” said Mr. Rochon.  “I admire and respect Tami Longaberger and the wonderful and unique family culture of her company. I’m very happy that she will be helping guide us in our strategy for global growth,” added Mr. Rochon.  “When the transaction closes, Longaberger will be the first direct seller to become part of CVSL and we look forward to additional companies joining us.”

Mr. Rochon emphasized that Longaberger will keep its own identity as part of CVSL.  “Everything that makes Longaberger unique will continue, and Tami will continue to lead Longaberger.”

The Longaberger Company sells premium hand-crafted baskets made in Ohio and a line of products for the home, including pottery, as well as gourmet foods, through a nationwide network of independent sales representatives.  In July, Ms. Longaberger announced at the company’s national sales convention that Longaberger would transition to a fully American-made product line.

The Direct Selling News named Ms. Longaberger in its October cover story as one of “the Most Influential Women in Direct Selling.”  Last year, the Longaberger Company was honored with a Stevie Award for Women in Business as “Best Overall Company of the Year.”

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy, and acquisitions strategy, and our plans and objectives for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 and in our Form 8-K filed on October 1, 2012 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

Media Contact:  Russell Mack 740 322-5119  russ.mack@longaberger.net

Investor Relations: Scott Pumper  spumper@internationalequitiesgroup.com